Exhibit 10.4

FIRST AMENDMENT

TO THE

CONSUMERS NATIONAL BANK

SALARY CONTINUATION AGREEMENT

DATED MARCH 1, 2005

FOR

STEVE MUCKLEY

THIS FIRST AMENDMENT is adopted this      day of             , 200    , effective as of March 1, 2005, by and between Consumers National Bank, a nationally-chartered commercial bank located in Minerva, Ohio (the “Bank”) and Steve Muckley (the “Executive”).

The Bank and the Executive executed the Salary Continuation Agreement effective as of March 1, 2005 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.8 of the Agreement shall be deleted in its entirety and replaced by the following:

1.8	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, in order to maintain the Discount Rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance, the Discount Rate will adjust to reflect a rate of return on a high-quality fixed-income debt security rounded up to the nearest quarter percentage. For purposes of this Agreement, the Discount Rate will be reviewed and updated annually using the 20 year term Moody AA Corporate Rate for a high-quality fixed-income debt security.

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is fifty-three percent (53%) of Final Pay, as defined in Article 1.11, at the Normal Retirement Age.

Section 2.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.2	Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, crediting interest on the unpaid balance at an annual rate equal to the Discount Rate, compounded monthly. The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

Section 2.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.2	Payment of Benefit. The Company shall pay the benefit to the Executive by calculating a fixed annuity payable in 180 equal monthly installments, crediting interest on the unpaid balance at an annual rate equal to the Discount Rate, compounded monthly. The monthly installments shall be payable on the first day of each month commencing with the month following Termination of Employment.

The following Sections 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.5:

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.1, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 8 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 8

Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

8.2	Plan Termination Generally. The Bank and Executive may terminate this Agreement at any time. The benefit hereunder shall be the Accrual Balance as of the date the Agreement is terminated. However, if the Bank’s Board of Directors determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may terminate this Agreement. Upon such termination, the Executive shall be one hundred percent (100%) vested in the Accrual Balance. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the vested Accrual Balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Section 9.10 of the Agreement shall be deleted in its entirety and replaced by the following:

9.10	Alternative Action. In the event it shall become impossible for the Bank or the

Plan Administrator to perform any act required by the Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank. Any alternative acts shall be restricted to actions which do not violate Section 409A of the Code.

The following Section 9.14 shall be added to the Agreement immediately following Section 9.13:

9.14	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this First Amendment.

Executive:	Consumers National Bank

/s/ Steve Muckley	By
Steve Muckley	Title